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                                  CONFIDENTIAL

           DIGITAL BITCASTING CORPORATION/ENTERTAINMENT BOULEVARD, INC

                          STRATEGIC ALLIANCE AGREEMENT

                               [BITCASTING LOGO]

This is an Agreement between, Digital Bitcasting Corp. ("Bitcasting") 35 Congress St., Salem MA 01970, USA, a Delaware corporation and Entertainment Boulevard Inc ("EBlvd"), 4052 Del Rey Ave, Suite 108, Marina Del Rey, CA 90292, USA, a corporation incorporated in the State of Nevada under which Bitcasting and EBlvd ("Companies") in exchange for promises contained herein desire to establish a Strategic Alliance.

I.       OVERVIEW

EBlvd and Bitcasting desire to work together to leverage the respective strengths of EBlvd's content, content partners, strategic & technical alliances ("EBlvd Partners") and Bitcasting's MPEG encoding and G2 client-server plug-in that enables the G2 platform to stream MPEG-1, MPEG-2 and MP3 content ("G2 Upgrade") as well as Bitcasting's Customer, Infrastructure, Backbone and End-Point Provider Partnerships ("Bitcasting Partners").

II.      TERM

This Agreement shall commence as of the Effective Date, and continue thereafter for a period of (1) year ("Term"), unless terminated earlier as provided herein or unless a specific clause defines a different term, as in Section IV(b). Thereafter, this Agreement may be renewed for subsequent one-year terms by written agreement of the parties. Neither party shall have any right or obligation to renew this Agreement.

III.     STRATEGIC ALLIANCE

In exchange for the Conditions detailed below Bitcasting will provide the following to EBlvd:

(a) Preferred Partner discounts of twenty-five-percent (25%) on Bitcasting G2 Upgrade licensed for the benefit of Eblvd

(b) Exclusive licensing rights to the G2 Upgrade solely for the Internet distribution of music video and movie trailer content ("Content") at data rates of five-hundred kilobits (500Kbps) and higher.

(c) Referral of potential customers and partners that express interest in EBlvd content ("Interested Customer") to EBlvd.

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                            Bitcasting/EBlvd Strategic Alliance Agreement - 2/6

(d) Preferred placement of EBlvd logo with link and media on Bitcasting's own WWW media samples page.

(e)  Inclusion of EBlvd logo and link on Bitcasting's own WWW Partner page.

(f) Recognition and display of EBlvd content and logo at trade show booth when Bitcasting is exhibitor.

(g) Joint Press release, within 30 days of this Agreement, detailing Strategic Alliance and EBlvd's streaming media activities using Bitcasting technologies.

In exchange for the Conditions detailed below EBlvd will provide the following to Bitcasting:

(h) Referral of potential customers and partners that express interest in Bitcasting technology ("Interested Customer") to Bitcasting.

(i) Preferred placement of "Broadband Powered by Bitcasting" logo with link on Vidnet and Screen Clips WWW home page.

(j) Inclusion of Bitcasting's logo and link on EBlvd's own WWW Partner page.

(k) Recognition and display of Bitcasting logo at trade show booth when EBlvd is exhibitor.

(l) Referral to Bitcasting as Broadband Technology Partner is all EBlvd public relation efforts dealing with broadband arena using RealSystem G2(TM) architecture.

(m) Joint press release, within 30 days of this Agreement, detailing Strategic Alliance and EBlvd's streaming media activities using Bitcasting technologies.

IV.      PAYMENT TERMS & CONDITIONS

(a) The Agreement shall become effective only if executed by the Companies on or before July 23, 1999, 5:00 PM EST

(b) Exclusive Bitcasting licensing rights to EBlvd, as defined in section III(b) shall be granted for a period of six (6) months, commencing sixty (60 days) upon execution of the Agreement, at the rate of eighteen-thousand-dollars ($18,000.00) per month. Funds are not refundable except for Termination as defined in section VI. Total amount of one-hundred-eight-thousand-dollars ($108,000.00) must be wired to Bitcasting bank account as per Section V on or before July 23, 1999, 5:00 PM EST.

(c) Total amount of forty-thousand-dollars ($40,000.00) for all hardware enabling G2 Upgrade, as described in Bitcasting Quote #LICMICM4071599, must be wired to Bitcasting bank account as per Section V on or before July 23, 1999, 5:00 PM EST.

(d) Total amount of fifteen-thousand-forty-four-dollars ($15,044.00) for server software license enabling G2 Upgrade, as described in Bitcasting Quote #LICMICM4071599, is payable on NET30 terms.

(e) Bitcasting Referrals - If Bitcasting customer or prospect acquires a license to the content, or generates advertising or e-commerce revenues paid to EBlvd, EBlvd shall pay Bitcasting a

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                            Bitcasting/EBlvd Strategic Alliance Agreement - 3/6

commission of 10% of the all gross revenues invoiced from such Interested Customer for a period of 12 months.

         (i) EBlvd will provide Bitcasting with a written report by the 20th day of each month for the preceding calendar month setting forth (a) names and addresses of customer; (b) description of product(s) or service(s) sold; (c) price of service(s) sold; (d) gross revenue receivable by EBlvd (whether or not actually collected); (e) the amount due to Bitcasting pursuant to Section V(e.). The report shall be accompanied by payment due. The amount of payment shall be based on sales invoiced by EBlvd, whether or not the revenue is actually collected. The payment shall be due and payable to Bitcasting within thirty (30) days after EBlvd has invoiced its customer for such product(s) or service(s).

(f) EBlvd Referrals - If EBlvd customer or prospect acquires a license to the Bitcasting G2 Upgrade, Bitcasting shall pay EBlvd a commission of 10% of the gross revenues from the licensing of the G2 Upgrade invoiced from such Interested Customer for a period of 12 months.

     (i) Bitcasting will provide EBlvd with a written report by the 20th day of each month for the preceding calendar month setting forth (a) names and addresses of customer; (b) description of product(s) or service(s) sold; (c) price of service(s) sold; (d) gross revenue receivable by Bitcasting (whether or not actually collected); (e) the amount due to EBlvd pursuant to Section V(e.). The report shall be accompanied by payment due. The amount of payment shall be based on sales invoiced by Bitcasting, whether or not the revenue is actually collected. The payment shall be due and payable to EBlvd within thirty (30) days after Bitcasting has invoiced its customer for such product(s) or service(s).

(g) Books and Records - The Companies shall each keep books and accounts with respect to the amounts due and the calculations required to be made under Section IV (e)(i) and (f)(i). Upon Bitcasting's or EBlvd's reasonable written request, and no more than once per year of the Term, the Companies, as the case may be, may audit and inspect all such books of account, through an independent third party auditor and during normal business hours, provided that such auditor shall undertake in writing to protect the confidentiality of the business data and records of the Companies, as the case may be. The cost of any such audit shall be paid by the party conducting the audit; provided, however, that in the event a party initiates an audit of the other party under this Section IV(g) and it is finally determined that the amount reported and paid by the other party pursuant to Section IV (e)(i) and (f)(i) for the period(s) audited is, in the aggregate, less than ninety-five per cent (95%) of the amount actually due, then the audited party, shall pay the reasonable costs and expenses of said audit. If any such audit reveals an underpayment of fees due, the audited party shall make any corresponding payment within thirty (30) days. An underpayment shall be subject to interest of one-and-one-half percent (1.5%) per month or the maximum allowed by law, whichever is less. The Companies will each maintain their books and records applicable to each reporting period for at least three (3) years following the close of such period.

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                             Bitcasting/EBlvd Strategic Alliance Agreement - 4/6

V.       WIRE INFORMATION

Bank Name = BankBoston, 100 Federal Street, Boston Ma. 02110, USA
Routing number = 0110-0039-0
Account number = 749-54841
Account Name = Digital Bitcasting
Corp., 35 Congress Street, Salem, Ma 01970, USA

VI.      TERMINATION BY EITHER PARTY

Either party in the event of any of the following may terminate this Agreement:

                  (a) either party may terminate this Agreement if the other party fails to perform any material term or condition of this Agreement, which shall constitute a default of this Agreement, and such default has not been corrected within thirty (30) days of written notice from the non-breaching party. The right of either party to terminate hereunder shall not be affected in any way by its waiver of or failure to take action with respect to any previous default or

                  (b) either party may terminate this Agreement immediately upon 60 days written notice if the other party (i) makes a general assignment for the benefit of creditors; (ii) institutes proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (iii) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (iv) seeks reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or (v) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

VII.     CONFIDENTIALITY

All discussions regarding the Agreement shall be subject to the Non-Disclosure Agreement between the parties dated May 21, 1999 ("NDA").

IIX.     INTELLECTUAL PROPERTY LICENSES

Nothing in this Agreement is intended to constitute a license from one party to the other to any hardware or software intellectual property.

IX.      ANNOUNCEMENTS

Prior to the execution of the Agreement by the parties, neither party shall make any public announcement about the subject matter or existence of the Agreement or the parties' discussions in connection with this Agreement unless the other party has consented in writing to the text of

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                            Bitcasting/EBlvd Strategic Alliance Agreement - 5/6

the intended announcement (including without limitation the exact context for the use of any quote the other party has provided). Either of the parties may at any time make announcements which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as the party so required to make the announcement, promptly upon learning of such a requirement, notifies the other party of the requirement, discusses with the other party the exact wording of any required announcement, and takes into account in good faith such other party's comments on such exact wording.

X.       COSTS AND EXPENSES:

Each of the parties agrees to pay all costs and expenses it incurs in connection with this Agreement and the negotiation of the Agreement.

XI.      JURISDICTION

The laws of Massachusetts shall govern this Agreement.

XII.     INDEMNITY

EBlvd acknowledges that it holds rights to distribute music video and movie trailer content and agrees to indemnify, except with respect any claim of infringement with respect to the MPEG, defend and hold Bitcasting and its directors, officers, agents, employees and representatives harmless from and against all actions, claims, demands, suits, losses, liabilities, damages, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and expenses of investigation) in connection with any third party claim that the original material created by Bitcasting and included in the Bitcasting Products infringes any U.S. trademark, U.S. service mark, issued U.S. patent, U.S. copyright, or misappropriates any U.S. trade secret .

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL OR PUNITIVE DAMAGE OR LOSS OF ANY NATURE (E.G., DAMAGE TO PROPERTY, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOST SAVINGS, LOSS OF USE, LOST OR DAMAGED FILES OR DATA, INJURY TO PERSON, OR ANY CLAIMS OF THOSE NOT A PARTY TO THE AGREEMENT) WHICH MAY ARISE IN CONNECTION WITH THE USE, ADAPTATION, MERGER, INCORPORATION, DISTRIBUTION, INSTALLATION, REMOVAL OR SUPPORT OF THE LICENSED SOFTWARE AND/OR THE PARTNER PRODUCTS PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED IN WARRANTY, CONTRACT, NEGLIGENCE, TORT, PRODUCTS LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS. BECAUSE SOME STATES/JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR

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                            Bitcasting/EBlvd Strategic Alliance Agreement - 6/6

INCIDENTAL, DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY, AND THE PARTIES MAY ALSO HAVE OTHER RIGHTS, WHICH VARY, FROM STATE TO STATE.


Digital Bitcasting Corp.                    Entertainment Boulevard, Inc


/s/ J. Peter Dougherty                      /s/ Stephen Brown
-------------------------------             ----------------------------------
J. Peter Dougherty                          Stephen Brown
President                                   President


Dated:  July 23, 1999                       Dated:  July 23, 1999
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